EXHIBIT 10.30

RESEARCH COLLABORATION LICENSE AGREEMENT

BY AND BETWEEN

EMISPHERE TECHNOLOGIES, INC.

AND

NOVARTIS PHARMA AG

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

This Research Collaboration License Agreement (the “Agreement”), dated and effective as of September __, 2004 (the “Effective Date”) is between Emisphere Technologies, Inc., a Delaware corporation with offices at 765 Old Saw Mill River Road, Tarrytown, New York 10591, USA (“Emisphere”), and Novartis Pharma AG, a company registered in Switzerland with offices at Lichtstrasse 35, CH 4056 Basel, Switzerland (“Novartis”) and Novartis and Emisphere shall each be a “Party” and together the “Parties”.

WHEREAS, Emisphere is engaged in the research and development of proprietary synthetic chemical compounds that enable the delivery of therapeutic macromolecules and other compounds that are not currently deliverable by oral means; and

WHEREAS, Novartis produces, or is engaged in research to produce, therapeutic macromolecules and other compounds some of which are not currently deliverable by oral means; and

WHEREAS, Emisphere and Novartis desire to collaborate in research regarding the applicability and development of the Emisphere Technology (as defined below) to a Novartis development project, and to provide for certain rights and obligations of Emisphere and Novartis in the event that such research produces a commercially viable product; and

WHEREAS, Emisphere desires to grant certain license rights to Novartis to develop and commercialize Novartis’ products using the Emisphere Technology.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1 DEFINED TERMS

1.1          “Acceptance” shall mean the receipt by the relevant Regulatory Authority of an appropriate application seeking a Regulatory Approval from any Regulatory Authority.

1.2          “Accounting Standards” with respect to Emisphere shall mean that Emisphere shall maintain records and books of accounts in accordance with United States Generally Accepted Accounting Principles (“US GAAP”) and with respect to Novartis, shall mean that Novartis shall maintain records and books of accounts in accordance with International Financial Reporting Standards (“IFRS”).

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

1.

1.3          “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.  A Person shall be deemed to control another Person if such Person possesses the power to direct or cause the direction of the management, business and policies of such Person, whether through the ownership of fifty percent (50%) or more of the voting securities of such Person, voting capacity at management meetings, by contract or otherwise.

1.4          “Alliance Manager” shall have the meaning set forth in Article 3.4(a).

1.5          “Approval” shall mean any approval (including Price Approvals), registration, license or authorization from any Governmental Authority required for the manufacture, Development, Commercialization, distribution, sale, storage or transport of the Product in any country of the Territory, and shall include, without limitation, an approval, registration, license or authorization granted in connection with any Approval Application.

1.6          “Approval Application” shall mean the submission to the relevant Governmental Authority of an appropriate application seeking any approval (including Price Approval), registration, license or authorization from any Governmental Authority required for the manufacture, Development, Commercialization, distribution, sale, storage or transport of the Product in any country of the Territory, and shall include, without limitation, a marketing authorization application, supplementary application or variation thereof, NDA, or any equivalent applications in any country of the Territory.

1.7          “Back-up Carrier” has the meaning provided in Article 3.1.

1.8          “Business Day” shall mean a day which is not a Saturday, Sunday or public holiday in Basel, Switzerland or New York.

1.9          “Carrier” means any synthetic chemical compound that allows a drug molecule to be transported within the body and for the avoidance of doubt, shall include *** and other Back-up Carriers as supplied by Emisphere to Novartis during the term of the Agreement and without limitation, as set out in Annex B.

1.10         “Carrier Improvement” shall mean an Invention made pursuant to this Agreement solely by employees or contractors of a Party or jointly by employees or contractors of both Parties that specifically relates to Carriers alone (but for the avoidance of doubt, not to any *** Compound/Carrier combination).

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

2.

1.11         “Clinical Trials” shall mean those clinical trials carried out by the Parties in support of the application for Regulatory Approval.

1.12         “Commercial Carrier” has the meaning provided in Article 3.5.

1.13         “Commercialize” or “Commercialization” shall mean activities conducted by a Party either by itself or through a Third Party and directed to marketing, promoting, distributing, importing, exporting, offering for sale and selling a Product, which may include pre-launch market preparation, sampling and conducting Phase IIIB clinical trials or Phase IV clinical trials, whether undertaken by a Party alone or with a partner or a sub-licensee.  When used as a verb, “Commercialize” means to engage in Commercialization.

1.14         “Commercially Reasonable Efforts” shall mean the efforts and resources customarily used in the pharmaceutical industry for a compound which is of similar market potential and at a similar stage in its product life.

1.15         “Compound” shall mean synthetic, natural or recombinant human growth hormone and/or any of its active fragments, analogues, *** mimetics, derivatives and/or other variants.

1.16         “Confidential Information” shall have the meaning set out in Article 13.1(a).

1.17         “Control” in the context of intellectual property, shall mean possession of the ability to grant the license or other access provided for herein without violating the terms of any agreement or other arrangement with a Third Party.

1.18         “Develop” shall mean to engage in research or development activities (including, without limitation, clinical trials) for the Product or to have any of those activities performed, and “Development” shall have a corresponding meaning.

1.19         “Development Budget” shall  mean the budget(s) included in the Development Plan drafted by Novartis for the Development of the Back-up Carrier and approved by the Steering Committee, excluding any and all expenses incurred by either Party during the Programme.

1.20         “Development Commencement Fee” shall have the meaning set out in Article 4.1.

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

3.

1.21         “Development Costs” shall mean the direct and indirect costs actually incurred by Emisphere or its Affiliates after payment of the Development Commencement Fee by Novartis and in accordance with the applicable approved Development Plan and Development Budget, with respect to the Back-up Carrier and including:

(a)     the direct and indirect internal costs of each Party’s personnel, computed at the FTE Rate of each Party at cost by those categories of such personnel included in the Development Plan employed to perform the obligations set out in the Development Plan;

(b)     any subcontract costs, including, the following:

          (i)          clinical and pre-clinical studies performed by Third Party investigators engaged by Emisphere and/or Novartis;

          (ii)        Out-of-Pocket Costs for other outside professional services;

(c)     the costs of bulk material and other clinical materials, including the Product, to the Parties.

(d)     the costs of regulatory filings to the extent that such costs are to be considered Development Costs in accordance with the Accounting Standards;

(e)     the costs for identification, synthesis, qualification and/or validation of bulk material (details of such costs will be specified in a separate manufacturing and supply agreement which may be negotiated between the Parties);

(f)      any other costs directly related to the Development of the Product;

in each case incurred by either Party in accordance with the Development Plan or otherwise approved by the Steering Committee and supported by invoices and actual payments or other appropriate documentation.

1.22         “Development Plan” shall mean after payment of the Development Commencement Fee, each development plan including the related Development Budget developed by Novartis, and Emisphere if necessary, and approved by Novartis for the Development of the Product with a Back-Up Carrier.

1.23         “Effective Date” shall mean the earliest date on which this Agreement has been executed by both Parties.

1.24         “EMEA” shall mean the European Agency for the Evaluation of Medicines or any successor agency thereto.

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

4.

1.25         “Emisphere Change of Control” shall mean any of the following events:  (i) the acquisition by a Third Party (other than a Third Party controlling Emisphere as of the Effective Date) of more than fifty percent (50%) of the shares of Emisphere’s capital stock the holders of which have general voting power under ordinary circumstances to elect at least a majority of Emisphere’s board of directors (the “Voting Stock”), but excluding any such acquisition that is a bona fide equity financing of Emisphere with arm’s-length financial investors where such an investor is not within the top 20 globally ranked pharmaceutical companies (as ranked by annual sales); (ii) the approval by Emisphere’s stockholders of a merger, share exchange, reorganization, consolidation or similar transaction of Emisphere (a “Transaction”), other than a Transaction which would result in the Voting Stock of Emisphere outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the Voting Stock of Emisphere or such surviving entity immediately after such Transaction; or (iii) approval by Emisphere’s stockholders of a complete liquidation of Emisphere or a sale or disposition of all or substantially all of the assets of Emisphere.

1.26         “Emisphere Know-How” shall mean, to the extent Controlled by Emisphere on the Effective Date or during the term of this Agreement, Know-How that is necessary for the manufacture, use, Development, sale, offer for sale or importation of the Product, including, without limitation, Inventions owned solely by Emisphere or jointly by Emisphere and a Third Party and for the avoidance of doubt, the production process for a Programme Carrier consisting of those chemical transformations, synthetic pathways, operating conditions, solvents, raw materials, intermediates, in-process controls, methods, vendors, and polymorph and salt forming procedures, that have been identified designed, used, developed, made or invented by Emisphere or its subcontractors, which can be used to produce a Programme Carrier or its various *** (the “Emisphere Process”) and all Know-How Controlled by Emisphere in relation to the Compound.

1.27         “Emisphere Patents” shall mean, to the extent Controlled by Emisphere as of the Effective Date or during the term of this Agreement, all Patent Rights that claim the manufacture, use, Development, sale, offer for sale or import of Product, including, without limitation, Inventions owned solely by Emisphere or jointly by Emisphere and a Third Party.

1.28         “Emisphere Process” has the meaning provided in the definition of Emisphere Know-How.

1.29         “Emisphere Technology” shall mean the Emisphere Patents and Emisphere Know-How.

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

5.

1.30         “EU” shall mean the then current member states of the European Union.

1.31         “FDA” shall mean the United States Food and Drug Administration and any successor agency thereto.

1.32         “Field” shall mean all indications and uses in the treatment or prevention of human and animal diseases.

1.33         “Final Approval” shall mean, (i) in relation to the United States, receipt by Novartis of the official approval letter from the FDA approving the marketing and sale of the Product in the United States under an NDA or supplemental NDA, as applicable, or (ii) in relation to the EU, receipt by Novartis of the EMEA’s or relevant national regulatory authority’s written decision granting marketing authorization for the Product in one or more countries in the EU, or (iii) in relation to any other countries in the Territory, receipt of an equivalent approval to distribute, market and sell the Product in such country(ies) by Novartis.

1.34         “Formulation” shall mean any pharmaceutical composition containing the Compound in combination with a Programme Carrier.

1.35         “FTE” shall mean a full-time equivalent scientific person year directly related to the Programme.

1.36         “FTE Rate” shall mean the annual rate to be payable at *** and calculation of the rate of payment for such FTE to be pro-rated on a daily basis (per annum amount to be divided by 200 to produce the rate per whole day consisting of eight hours) if necessary, such rate *** to include all travel expenses and for the avoidance of doubt, excluding managerial and scientific leading time.

1.37         “Fully Burdened Manufacturing Costs” shall mean the total of Material Costs and Processing Costs.

1.38         “Good Clinical Practices” or “GCP” shall mean the then current Good Clinical Practices as such term is defined from time to time by the FDA or other relevant Governmental Authority having jurisdiction over the development, manufacture or sale of the Product in the Territory pursuant to its regulations, guidelines or otherwise.

1.39         “Good Laboratory Practices” or “GLP” shall mean the then current Good Laboratory Practices as such term is defined from time to time by the FDA or other relevant Governmental Authority having jurisdiction over the development, manufacture or sale of the Product in the Territory pursuant to its regulations, guidelines or otherwise.

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

6.

1.40         “Good Manufacturing Practices” or “GMP” shall mean the then current Good Manufacturing Practices as such term is defined from time to time by the FDA or other relevant Governmental Authority having jurisdiction over the development, manufacture or sale of the Product in the Territory pursuant to its regulations, guidelines or otherwise.

1.41         “Governmental Authority” shall mean any court, agency, authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or any supranational organization of which any such country is a member.

1.42         “Impurity Profiling” has the meaning provided in Article 3.5.

1.43         “Independent Research” means: (a) research by employees or licensees of Novartis who have had no access to Emisphere Know-How; and/or (b) research by employees or licensees of Novartis based on information corresponding to Emisphere Know-How, but only to the extent Novartis can demonstrate that such Emisphere Know-How: (i) is now, or hereafter becomes, through no act or failure to act on the part of Novartis, generally known or available to the public; (ii) is known by Novartis at the time of receiving such information from Emisphere, as evidenced by its records; or (iii) is hereafter furnished to Novartis, as a matter of right and without restriction on disclosure, by a Third Party who is under no obligation of non disclosure to Emisphere.

1.44         “Interest Rate” shall mean for a date on which a payment is due, the annual US Dollar London Inter-Bank Offer Rate (“LIBOR”) ***, fixed on the date of payment of such amount to which this rate applies.

1.45         “Invention” shall mean any invention, whether or not patentable, or other Know-How, conceived in the course and as part of the Programme or Development, together with all Patent Rights and other intellectual property rights therein.

1.46         “Joint Patent Rights” shall mean all patents and patent applications which, for the purposes of this Agreement, shall include without limitation, continuations, divisionals, continuations-in-part, re-examinations, reissues, substitutions, confirmations, re-registrations, re-validations, patents of addition, patent term extensions, supplementary protection certificates, and the like, which are licensed jointly to, or owned jointly by, Novartis or its Affiliates and Emisphere or its Affiliates on the Effective Date or during the Term and that contain at least one claim that encompasses a Formulation or any Product Improvement.

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

7.

1.47         “Know-How” shall mean any and all proprietary unpatented technical information, data, ideas, test results, inventions, instructions, processes, knowledge, techniques, discoveries, formulae, specifications, designs, regulatory filings, and biological or other materials (including, without limitation, biological, chemical, toxicological, physical and analytical, safety, manufacturing and quality control data and information) and other information (whether or not patentable) which are now or hereafter during the Term of this Agreement are owned, licensed (with the right to sublicense) or otherwise held by a Party or its Affiliates related to the Carrier, the Formulation, the Product (including any Product Improvement), or the Development, manufacture, use, or sale thereof.

1.48         “Launch” shall mean, with respect to any country in the Territory, the first date of commercial sale of a Product to unaffiliated Third Parties in such country.

1.49         “Laws” shall mean all laws, statutes, rules, regulations, orders, judgments, injunctions and/or ordinances of any Governmental Authority in the Territory.

1.50         “Lead Carrier” has the meaning provided in Article 3.1.

1.51         “License” has the meaning provided in Article 2.1.

1.52         “Litigation Expenses” shall mean those expenses incurred by Novartis in prosecuting its rights under this Agreement in the event of the application of applicable bankruptcy Laws due to Emisphere’s bankruptcy.

1.53         “Loss” or “Losses” shall mean all losses, obligations, liabilities, penalties and damages (including but not limited to compensatory damages), settlements, costs and expenses, including, without limitation, reasonable attorneys’ fees, of whatever kind or nature, in each case incurred by a Novartis Indemnitee or Emisphere Indemnitee, as the case may be, and paid to a Third Party, before and without giving effect to any insurance proceeds.

1.54         “Major Market Country” shall mean each of Japan, China, France, Germany, Italy, Spain, the United Kingdom and the United States.

1.55         “Material Costs” shall mean those costs of raw materials and intermediates needed for the manufacturing process of the Commercial Carrier and costs of packaging material for these raw materials and intermediates.

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

8.

1.56         “NDA” shall mean a new drug application and all amendments and supplements thereto filed with the EMEA, the FDA or an equivalent Governmental Authority, requiring such filing, and including all documents, data and other information concerning a pharmaceutical product which are necessary for the gaining of Approval seeking permission to market and sell the applicable Product in a country.

1.57         “Net Sales” with respect to any Product shall mean the gross amount invoiced by or on behalf of Novartis and any Novartis Affiliate, licensee or sublicensee for that Product sold to Third Parties other than licensees or sublicensees in bona fide, arms-length transactions, less the following deductions, determined in accordance with Novartis’ standard accounting methods as generally and consistently applied by Novartis, to the extent included in the gross invoiced sales price of any Product or otherwise directly paid or incurred by Novartis, its Affiliates or Distributors with respect to the sale of such Product:

(i)     normal and customary trade and quantity discounts actually allowed and properly taken directly with respect to sales of the Product;

(ii)     amounts repaid or credited by reasons of defects, rejection recalls, returns, rebates and allowances of goods or because of retroactive price reductions specifically identifiable to the Product;

(iii)    chargebacks and other amounts paid on sale or dispensing of such Product;

(iv)    amounts payable resulting from Governmental (or agency thereof) mandated rebate programmes;

(v)     Third-Party cash rebates and chargebacks related to sales of the finished Product, to the extent actually allowed;

(vi)    tariffs, duties, excise, sales, value-added and other taxes (other than taxes based on income);

(vii)    retroactive price reductions that are actually allowed or granted;

(viii)  cash discounts for timely payment;

(ix)    delayed ship order credits;

(x)     discounts pursuant to indigent patient programmes and patient discount programmes, including, without limitation, “Together Rx” and coupon discounts;

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

9.

(xi)    all freight, postage and insurance included in the invoice price; and

(xii)   amounts repaid or credited for uncollectible amounts on previously sold Products.

Any of the items set forth above that would otherwise be deducted from the invoice price in the calculation of Net Sales but which are separately charged to Third Parties shall not be deducted from the invoice price in the calculation of Net Sales.

a)      Sales from Novartis to its Affiliates shall be disregarded for purposes of calculating Net Sales.  In the case of any sale or other disposal of a Product between or among Novartis and its Affiliates, licensees and sublicensees, for resale, Net Sales shall be calculated as above only on the value charged or invoiced on the first arm’s-length sale thereafter to a Third Party.

b)      In the case of any sale which is not invoiced or is delivered before invoice, Net Sales shall be calculated at the time of shipment or when the Product is paid for, if paid for before shipment or invoice.

c)      In the case of any sale or other disposal for value, such as barter or counter-trade, of any Product, or part thereof, other than in an arm’s length transaction exclusively for money, Net Sales shall be calculated as above on the value of the non-cash consideration received or the fair market price (if higher) of the Product in the country of sale or disposal.

d)      In the event the Product is sold in a finished dosage form containing the Compound in combination with one or more other active ingredients, and Novartis has obtained a license to use the Emisphere Technology with the other ingredients (a “Combination Product”), the Net Sales of the Product, for the purposes of determining royalty payments, shall be determined by ***.  In the event that such average sale price cannot be determined for both the Product and the other product(s) in combination, Net Sales for the purposes of determining royalty payments shall be agreed by the Parties based on the relative value contributed by each component, such agreement shall not be unreasonably withheld.

1.58         “Novartis Know-How” shall mean, to the extent Controlled by Novartis on the Effective Date or during the term of this Agreement, Know-How that is necessary for the manufacture, use, sale, offer for sale or import of the Product, including, without limitation, Inventions owned solely by Novartis or jointly by Novartis and a Third Party.

1.59         “Novartis Patents” shall mean, to the extent Controlled by Novartis as of the Effective Date or during the term of this Agreement, any and all Patent Rights that claim the manufacture, use, sale, offer for sale or import of the Compound or the Product, including, without limitation, Inventions owned solely by Novartis and Product Improvements of Novartis and shall include, without limitation, the specific patents and patent applications listed in Schedule [ ].

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

10.

1.60         “Out-of-Pocket Costs” shall mean in accordance with the Accounting Standards, with respect to any Party or any of its Affiliates, recognized costs and expenses paid or accrued as owing by such Party or any such Affiliate to Third Parties, other than Affiliates, or employees and related to the conduct of the Development Plan or the grant of the License pursuant to article 2.1(a) and for the avoidance of doubt, not including pre-paid amounts, capital expenditure, travel or accommodation.

1.61         “Patent Rights” shall mean (a) United States patents and patents of other countries, including, without limitation, re-examinations, reissues, renewals, extensions, term restorations, confirmations, registrations, re-validations, patents of addition, supplementary protection certificates and the like, and (b) pending applications for United States and patents of other countries, including, without limitation, provisional applications, continuations, continuations-in-part, divisional and substitute applications, including, without limitation, inventors’ certificates.

1.62         “Person” shall mean any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.

1.63         “Phase II” means any study conducted in any country to determine, among other things, dose response, duration of effect, preliminary efficacy and safety of a Product in a target patient population.

1.64         “Phase III” means any study conducted in any country to confirm, with statistical significance, the efficacy and safety of a Product in a large, targeted population, performed to obtain Regulatory Approval of such Product.

1.65         “Price Approval” shall mean, in countries in the Territory where Governmental Authorities may approve or determine pricing or pricing reimbursement for pharmaceutical products, such approval or determination.

1.66         “Processing Costs” shall mean those costs for direct labor, costs of equipment, costs of production area overhead, costs of quality assurance, costs of material handling overhead, costs of general factory overhead, costs for utilities and costs for ecology, each to be established on a regular, standard basis. In this standard setting process all relevant costs as mentioned above are determined and all costs shall be based on a standard utilization of

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

11.

equipment. Costs of underutilization or idle capacity costs are not to be included in Processing Costs. Costs of equipment shall be those costs of depreciation or rent of the building accommodating that equipment plus repair and maintenance for the building, and costs for equipment depreciation, and other equipment costs such as costs for repair and maintenance. The building costs shall be allocated to the equipment using an appropriate key such as space occupied by the equipment. Production area overhead costs shall be those costs for personnel who have a controlling and supervisory function, costs of indirect space shall include those costs for a break room, costs of in-process control, costs of microbiological monitoring of production environment, costs of training of process personnel, costs for utilities and ecology, costs for auxiliary and consumables, costs of shop floor control systems, costs for cleaning of production buildings, and costs of working clothes.  Quality assurance costs shall include those costs of identifying and analyzing the raw materials and intermediates needed for the manufacturing process, costs of finished product control, costs of production support, costs of cleaning validation, costs of EDP for the quality assurance/quality control department, costs of the microbiology department, costs of laboratory infrastructure, costs of quality systems support and compliance, costs of overheads within the quality assurance/quality control department. Materials handling overhead costs are costs for warehousing and internal transportation of raw material and semi-finished goods, costs of quality control of raw and packaging material, costs of the purchasing department. General factory overhead (“GFO”) costs shall mean costs of plant and production management, costs for ensuring sufficient levels of safety, health and environment such as fire brigade, medical services, documentation for transportation of hazardous goods. Other GFO costs include costs for the scheduling of production, costs of the maintenance of the bills of materials, costs for the technical support, expenses of the plant administration and general services, costs of IT for non-dedicated IT systems such as SAP. Utility costs are costs associated with the consumption of supportive media such as electricity, water, nitrogen, steam, and air. Ecology costs are costs associated with the deposition of solid or liquid waste, purification of effluent water, and purification of waste air.

1.67         “Product” shall mean a pharmaceutical product, for oral administration only (including translingual, sublingual and buccal forms), containing Compound as the sole pharmaceutical active in combination with the Commercial Carrier, and all *** and the like of Compound in combination with the Commercial Carrier.

1.68         “Product Improvement” shall mean any enhancement to the Compound in combination with the Commercial Carrier, ingredients, preparation, presentation, dosage, packaging of, manufacture or any new or expanded therapeutic indication for the Product.

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

12.

1.69         “Product-Specific Emisphere Patent” means an Emisphere Patent that claims the composition of matter of, or a method of use or method of manufacture of, a Programme Carrier or Emisphere’s Carrier technology generally.  For purposes of clarification, the Product-Specific Emisphere Patents shall exclude any Emisphere Patent that claims the composition of matter of, or a method of use or method of manufacture of, any Carrier other than a Programme Carrier or which does not claim any aspect of Emisphere’s Carrier technology generally.

1.70         “Product Trademark” shall mean such trademark(s) as may be approved by the Steering Committee for use in connection with the distribution, marketing, promotion and sale of the Product in the Territory and/or accompanying logos, trade dress and/or indicia of origin.

1.71         “Programme” has the meaning provided in Article 3.1.

1.72         “Programme Carriers” has the meaning provided in Article 3.1.

1.73         “Programme Fee” shall have the meaning provided in Article 2.2.

1.74         “Regulatory Approval” in the United States shall mean Final Approval of a new drug application pursuant to United States code as published at 21 CFR ss.  314, permitting marketing of the applicable Product in interstate commerce in the United States, in the European Union shall mean Final Approval of the marketing authorization application pursuant to Council Directive 75/319/EEC, as amended, or Council Regulation 2309/93/EEC or such approval as granted by a relevant national Regulatory Authority, as amended, or with respect to any other country not included in the foregoing, all authorizations by the appropriate Governmental Authority necessary for the commercial sale of a Product in that country including, without limitation and where applicable, approval of labeling, price, reimbursement and manufacturing.

1.75         “Regulatory Authority” shall mean the FDA, EMEA or any other counterpart or additional governmental or regulatory agencies responsible for applicable Regulatory Approvals.

1.76         “Regulatory Status Update” shall mean Novartis’ updates of the regulatory status of the Product in the countries of the Territory.

1.77         “Steering Committee” has the meaning provided in Article 3.4(a).

1.78         “Territory” shall mean all the countries in the world.

1.79         “Third Party” shall mean any Person other than Novartis or Emisphere or any Affiliate of either Party.

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

13.

ARTICLE 2 LICENSE GRANT

2.1                    The Grant.  As of the Effective Date   Emisphere hereby grants to Novartis the exclusive worldwide license with the ability to sublicense without Emisphere’s prior consent, under the Emisphere Technology and Emisphere’s interest in any Inventions owned jointly by the Parties and Joint Patent Rights, to Develop or have Developed, Commercialize, have Commercialized, make, have made, use, or have used Products (the “License”).

(a)                    Emisphere shall execute all documents and give all declarations regarding the License granted hereunder and reasonably co-operate with Novartis, at the cost of Novartis with respect to Emisphere’s documented Out-Of-Pocket Costs  to the extent that such documents, declarations and/or co-operation are required for the recording or registration of the License granted hereunder at the various government offices, including but not limited to, relevant regulatory agencies and patent offices for the benefit of Novartis, its Affiliates, its marketing or co-marketing partner(s), or any of its sublicensee(s).

(b)                    Novartis may sublicense the License or any part of either of the foregoing in accordance with the terms and conditions of this Agreement, and provided, however, that the terms and conditions of any such sublicense agreement shall not be in conflict with the terms of this Agreement. Novartis shall use Commercially Reasonable Efforts to enforce the provisions of such sublicense agreement and shall remain responsible to Emisphere for the performance of the sublicensee’s obligations. Novartis shall cause each sublicensee to execute any and all additional documents to reflect the conditions set forth in this Agreement and Emisphere shall execute any and all additional documents reasonably requested by Novartis or a sublicensee to reflect the conditions set forth in this Agreement.

2.2          The Programme Fee.  In consideration of the grant of the Licence, Novartis shall pay Emisphere a non creditable  fee of US$1,000,000 by wire transfer within thirty (30) Business Days of the Effective Date upon receipt by Novartis of an invoice from Emisphere (the “Programme Fee”).  Emisphere shall issue to Novartis an invoice for such amount on the Effective Date.

ARTICLE 3  RESEARCH PROGRAMME

3.1          Programme.  For twelve (12) months from the Effective Date, and as may be extended by mutual agreement of the Parties, Novartis shall conduct Development on the Compound in combination with the Programme Carriers in the form of the Development programme described in Annex A hereto, which is an integral part of this Agreement, to research the use of the Emisphere Technology for the oral delivery of Compound (the “Programme”).  Emisphere will make fully available to Novartis all of the Emisphere Technology

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

14.

consistent with this Agreement for use in connection with the Programme.  This shall include all information and Know-how with respect to one lead Carrier (the “Lead Carrier”) and one back-up Carrier (the “Back-Up Carrier”) that may be used to facilitate transport of the Compound through membranes (collectively, with the Commercial Carrier, the “Programme Carriers”).  The initial Lead Carrier and initial Back-Up Carrier as of the Effective Date are identified in Annex B hereto, and the Parties may amend Annex B by mutual written agreement from time to time  to substitute for the Lead Carrier or the Back-Up Carrier one or more different Carriers.  At any time during the term of this Agreement, Novartis may, by written notice to Emisphere, designate the then-current Back-Up Carrier as the Lead Carrier (or Commercial Carrier), in which event the replaced Lead Carrier (or Commercial Carrier, as applicable) shall be deemed the Back-Up Carrier, subject to replacement in accordance with Article 4.1(a).  In the event of any conflict between the operative terms of this Agreement and Annex A, the operative terms of this Agreement shall prevail.

3.2          Responsibilities of the Parties during the Programme.  During the Programme, Emisphere and Novartis shall make Commercially Reasonable Efforts to conduct the Programme in accordance with Annex A hereto, and all such work of Emisphere under the Programme, if any, shall be carried out by Emisphere solely at Novartis’ invitation and direction.  Novartis shall reimburse Emisphere for the Out of Pocket Costs paid by Emisphere to Third Parties used in the Programme, the amount of which shall have been previously agreed to by Novartis prior to such Out of Pocket Costs being incurred by Emisphere (such approval not to be unreasonably withheld).

3.3          Duration.  Novartis in its sole discretion shall determine prior to the first anniversary of the Effective Date whether the objectives of the Programme have been achieved.

               (a)          In the event that in Novartis’ sole discretion, the objectives of the Programme have been achieved by the first anniversary of the Effective Date, Novartis shall deliver to Emisphere written notice of Novartis’ intention to continue Development within thirty (30) Business days of the first anniversary of the Effective Date (the “Continuation Letter”).

               (b)          If in Novartis’ sole discretion, the objectives of the Programme have not been or will not be achieved before the first anniversary of the Effective Date, then the Parties may, upon mutual written agreement, extend the duration of the Programme for such time and upon such other terms as may be mutually agreed by the Parties.

               (c)          If Novartis has not delivered to Emisphere written notice of Novartis’ intention to continue Development within thirty (30) Business days of the first anniversary of the Effective Date, and the Parties have not extended the Programme, then the Programme and this Agreement (including without limitation the License granted hereunder shall terminate).

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

15.

3.4          Management of Development Activities.

(a)                    Within twenty (20) Business Days of the Effective Date, Novartis and Emisphere shall establish a steering committee (the “Steering Committee”) for the purpose of keeping each other informed of the progress of the Programme.  The Steering Committee shall ensure that the Programme proceeds in a timely, coordinated, and well-planned fashion.  It shall be made up of up to a maximum of six (6) members including one member from Novartis acting as chairman, with an equal number appointed by each of Novartis and Emisphere. Each Party shall appoint a central contact person (the “Alliance Manager”).  In the event of deadlock on a vote of the Steering Committee, the chairman shall have the deciding vote; provided, however, that in no event shall Novartis have the right, without Emisphere’s prior written consent to determine any such issue in a manner that would require Emisphere to incur expenses or assume obligations not contemplated by this Agreement.  Novartis shall be responsible for the drafting of a detailed work plan within sixty (60) Business Days from the execution of this Agreement to assure the timely completion of the Programme.

(b)                    Every three months during the conduct of the Programme, the Steering Committee shall meet or conduct a telephone or video conference to review the results of the Programme and to modify the work plan as necessary.  The presence of at least two (2) Steering Committee members representing each Party shall constitute a quorum.  The Steering Committee shall cease to meet after cessation of the Programme. The Steering Committee shall keep minutes of its meetings, and the minutes shall be reviewed and approved by the chairman of the Steering Committee.  The minutes shall include, without limitation, a review of the status of the Programme, a summary of the results and the progress to date, the issues requiring resolution, and the agreed resolution of previously reported issues.  Novartis shall be solely responsible for the administration, setting of the agenda and production of minutes for each meeting of the Steering Committee.  Emisphere shall have the right to comment on such minutes, and said comments shall be recorded with such minutes.  The Steering Committee shall be responsible only for the review of work carried out under the work plan. Novartis shall be solely responsible for the implementation of the Programe and the monitoring of the progress of the Programme.

(c)                    Meetings of the Steering Committee will alternate between Emisphere’s designated facility and Novartis’ designated facility.  Each Party will bear all expenses associated with attendance of its own employees at face to face meetings held at the other Party’s designated facility where such face to face meetings are necessary.

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

16.

(d)                    Alliance Management Representatives.  Each of Novartis and Emisphere shall appoint a senior representative having a general understanding of development, regulatory, and manufacturing issues to act as its Alliance Manager.  During the conduct of the Programme and Development by Novartis, each Alliance Manager shall be primarily responsible for facilitating the flow of information and otherwise promoting communications and collaboration within and among the Steering Committee, between the Parties and internally within the Parties.

(e)                    The Alliance Managers shall be entitled to attend all meetings of the Steering Committee, but shall not be deemed, or have any rights or responsibilities of, a member of the Steering Committee, unless an Alliance Manager has been named by its company to the Steering Committee.  Subject to appropriate confidentiality undertakings where applicable, additional participants may be invited by any member of the Steering Committee to attend meetings where appropriate (e.g., representatives of regulatory affairs, intellectual property, technical development, technical operations or Third Party consultants).  Such additional participants shall not be deemed, or have any rights or responsibilities of, a member of the Steering Committee. In the event that such an additional participant is a Third Party engaged by either Novartis or Emisphere, such Third Party may only attend after its execution of a confidentiality agreement in a form as agreed by the non-engaging Party.

(f)                    In order to facilitate the Programme or Development, either Party may provide to the other Party certain biological materials or chemical compounds controlled by a supplying Party for use by the other Party in furtherance of the Programme.  Except as otherwise provided under this Agreement, all such materials delivered to the other party will remain the sole property of the supplying party, will be used only in furtherance of the Programme in accordance with this Agreement, will not be used or delivered to or for the benefit of any third party without the prior written consent of the supplying party, and will be used in compliance with all applicable laws, rules and regulations.  The materials supplied under this Agreement must be used with prudence and appropriate caution in any experimental work because not all of their characteristics may be known.  Except as expressly set forth herein, THE MATERIALS ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY  OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE.

3.5          Carrier Characterization.

As part of the Programme, and in the event of a decision by Novartis in its sole discretion not to proceed with the Development of the Lead Carrier or Back-up Carrier, Novartis shall be

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

17.

responsible for characterizing in its sole discretion each replacement Programme Carrier at such time as it requests including conducting polymorph identification, salt form selection and synthesis.   Novartis shall be solely responsible for selecting which Programme Carrier (whether the Lead Carrier or Back-up Carrier or a replacement Programme Carrier as selected by Novartis in its sole discretion as per section 4.1a) is to be Developed for commercial use in Products after the performance by Novartis of proof of concept clinical trials in humans (the “Commercial Carrier”). Novartis shall promptly notify Emisphere of its selection of the Commercial Carrier. Novartis shall be solely responsible for the profiling of impurities and the separation, identification and characterization of impurities present in the Commercial Carrier, including stress impurity profiling of the Commercial Carrier in combination with the Compound (the “Impurity Profiling”).

3.6          Carrier Process Development.

(a)                    As part of the Programme, as identified in attached Annex A, Novartis may at its sole discretion be solely responsible for the process research, Development and manufacture of the Programme Carriers, including the final quality of any required salts.  Novartis shall be solely responsible for Developing and implementing manufacturing processes, which shall yield materials of appropriate purity, morphology and stability as required by Novartis to commercialize the Product. In the event that Novartis does not elect to be responsible for such activities pursuant to this Article 3.6(a), it shall notify Emisphere within thirty (30) Business Days of taking such a decision and request that Emisphere shall be responsible for all such activities pursuant to this Article 3.6(a).  In the event that Emisphere elects to assume responsibility for such activities and provided that Emisphere has received such technical information deemed necessary by both Parties, Emisphere shall provide to Novartis within thirty (30) Business Days of receiving the Novartis request and technical information, a non-binding budget and plan for the conduct of such activities, such budget to be fully paid if agreed to by Novartis on the basis of invoices or reasonable estimates received (the “Emisphere Proposal”).  Novartis shall provide all reasonably available information necessary for Emisphere to prepare such budget.  Novartis shall have thirty (30) Business Days after receipt of such plan to consider the Emisphere Proposal and in the event that Novartis does not accept the terms of the Emisphere Proposal, Novartis may enter into an agreement with a Third Party for the conduct of such activities.

(b)                    Novartis shall be responsible for scale-up engineering and optimization of the Development of the Emisphere Process in Novartis facilities. Emisphere will assist in the physical transfer of the Emisphere Process from Emisphere’s facilities to Novartis’ facilities.  Emisphere shall provide fully detailed written documentation on the Emisphere Process to

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

18.

Novartis and will make its staff fully available to assist in the physical  transfer of the Emisphere Process as Novartis reasonably requires.  Novartis may conduct reactions using all steps of the Emisphere Process (including the *** selected by Emisphere) to validate the technical feasibility of scale-up of the Emisphere Process solely for the manufacture of the Lead Carrier and Commercial Carrier.  Novartis shall be responsible for process development of the Emisphere Process in large scale equipment ***. Novartis shall make commercially reasonable efforts to minimize the changes to the Emisphere Process wherever possible during process scale-up.  However, Emisphere recognizes that in order to develop an economically viable process on the large scale in Novartis equipment, process development efforts by Novartis may include, without limitation, making changes in ***  In no event shall Novartis use or modify the Emisphere Process for the purpose of manufacturing any Carrier other than a Programme Carrier, except with the prior written approval of Emisphere, nor shall Novartis use the Emisphere Process for any purpose other than the Development and Commercialization of Products in accordance with this Agreement.  The Parties shall share equally the costs incurred in transferring the Emisphere Process from Emisphere’s facilities to Novartis’ facilities.

(c)                    Emisphere agrees that the *** may need to be changed should scale-up problems arise using the solvents specified by the Emisphere Process. If such *** or *** issues should arise, Novartis agrees to discuss proposed changes with Emisphere in advance of any process development effort. If possible, all proposed changes to the Emisphere Process are to be discussed with Emisphere in advance of the experimentation. When such discussion is not possible, then all changes, improvements and process development efforts made by Novartis will be communicated in a written report to Emisphere in a timely manner. Novartis shall make Commercially Reasonable Efforts to avoid changes that may negatively impact the impurity profile of the Emisphere Process. Each quarter, Novartis agrees to provide Emisphere with a detailed summary of activities involving process development and a schedule of the process optimization and scale-up efforts or production planned for the next calendar quarter. Novartis shall grant to Emisphere a royalty-free perpetual non-exclusive license with right to sublicense to all Inventions generated by Novartis in respect of the Emisphere Process for the purpose of manufacturing Carriers.

(d)                    Further, it is recognized that in order to achieve scale-up in a timely manner, Novartis may generate batches of Lead Carrier or Commercial Carrier or its salt forms containing new impurities.  Samples from batches of Lead Carrier or Commercial Carrier or its salt forms will be sent within ten (10) Business Days to a designated person at Emisphere for analysis.  However, Novartis will be permitted to also test for impurities in these batches and will communicate with Emisphere the results of its impurity analysis.  Novartis will not use any *** for any purpose other than to *** the *** of the *** it generates.  *** of any *** shall be communicated to Emisphere by Novartis within twenty (20) Business Days of their identification.

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

19.

ARTICLE 4  DEVELOPMENT AND PRODUCT IMPROVEMENTS

4.1          In the event that Novartis delivers the Continuation Letter pursuant to either of Articles 3.3(a) or 3.3(c) an upfront payment (the “Development Commencement Fee”) shall be payable by Novartis pursuant to Article 6. Novartis shall be solely responsible for all Development of the Compound in combination with the Commercial Carrier, including without limitation all pre-clinical and clinical Development activities.  Novartis (and its local Affiliates where appropriate) shall retain authority and responsibility for ensuring and maintaining compliance with applicable Laws.  Emisphere and its Affiliates shall co-operate and provide to Novartis and its Affiliates any assistance reasonably required by Novartis for the purposes of obtaining Regulatory Approvals for the Product without further compensation, but with the understanding that reasonable expenses that are incurred by Emisphere and as are previously agreed by Emisphere and Novartis in connection therewith will be reimbursed by Novartis.

(a)                    In the event that the Development Commencement Fee is paid by Novartis to Emisphere, Novartis may invite Emisphere, to participate at Emisphere’s own election in the conduct of further Development on the Back-up Carrier. In such an event, Novartis shall deliver to Emisphere a Development Plan within sixty (60) Business Days of such invitation. Any changes to the approved Development Plan for the Development of the Back-up Carrier that would require a change in the approved Development Cost must be reviewed and approved by Emisphere. The Development Budget shall set forth the estimated Development Costs that are likely to be incurred in the applicable calendar year for the Back-up Carrier.  At any time prior to the *** of the payment of the Development Commencement Fee, Novartis shall be permitted to make requests to Emisphere for up to ***  Carriers to replace the Back-up Carrier pursuant to the work conducted by Novartis *** described in Article 3.5 in the event of a decision by Novartis in its sole discretion not to proceed with the Development of the Lead Carrier or Back-up Carrier.  After the earlier of (i) the *** of the payment of the Development Commencement Fee or (ii) Emisphere’s provision to Novartis of *** Carriers, after Novartis’s request, Emisphere shall not be obligated to propose any additional Carriers to Novartis.

(b)                    The Development Plan for the Back-up Carrier shall include time lines, key decision points and priorities for the various Development activities, associated costs and shall designate which Party, or whether a Third Party contractor, is to be responsible for each activity.  In addition to the detailed Development Plan and Development Budget for a given calendar year, each such Development Plan and Development Budget shall include an outline of the projected plan and estimated budget for the next calendar year.  In the case of Development activities to be performed by a Third Party for the Back-up Carrier, the Steering Committee will recommend which Party shall supervise the Third Party’s activities.

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

20.

4.2          Reporting Obligations.  Novartis shall use Commercially Reasonable Efforts to keep Emisphere informed about all relevant studies, investigations, or tests to the extent related to the Development of the Programme Carrier or the Product, on a quarterly basis.

4.3          Development Costs – Lead Carrier.  Novartis shall be responsible for all of the development costs incurred by it in respect of the Formulation including the Lead Carrier after the payment of the Development Commencement Fee.

4.4          Reimbursement.  In the event that Emisphere participates in the Development of a  Back-up Carrier, Novartis shall reimburse Emisphere for Development Costs incurred by Emisphere in connection therewith at the FTE Rate within thirty (30) Business Days of the receipt by Novartis of an invoice for such Development Costs as previously agreed by the Parties.

4.5          Regulatory

(a)                    Ownership of Approvals.  All Approval Applications, Approvals, supporting documentation and data relating to the Product shall be the solely owned property of Novartis and shall be treated by the Parties as Confidential Information.

(b)                    Regulatory Status Updates.  Novartis shall be responsible for preparation of the registration dossier (including without limitation the expert reports, as well as any foreign language translations of the dossier) to be used for Approval Applications in the Territory.  On a semi-annual basis following the Effective Date, Novartis shall prepare a Regulatory Status Update which shall set forth the status of all Approval Applications to be submitted to Regulatory Authorities in connection with the Commercialization of the Product, including time lines for such submissions.  Each such Regulatory Status Update shall be treated by the Parties as Confidential Information in accordance with Article 13.1(a).

(c)                    Novartis shall have the sole authority and responsibility for (i) submitting Approval Applications for the Product, (ii) obtaining and maintaining Approvals for the Product, and (iii) complying with all regulatory requirements and reporting obligations to Governmental Authorities relating to the Approvals for and commercialization of the Product in each country.

(d)                    Emisphere shall co-operate and provide to Novartis any assistance reasonably required for the purposes of obtaining Regulatory Approvals for the Product.

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

21.

4.6          Co-operation between the Parties

(a)                    Data Sharing.  Emisphere shall provide to Novartis within one month of its generation or sooner if reasonably requested by Novartis, copies of all data generated by Emisphere relating to or intended to support any Approval Application for the Product or any Product Improvement in the Territory (including information related to GMP, GLP and/or GCP compliance, and health, safety and environmental data concerning manufacturing plants, in each case to the extent related to the Product).  Such data, filings and other information in respect of a Programme Carrier, Product and the Formulations as provided by Emisphere pursuant to this Article shall be treated by the Parties as Confidential Information belonging to Emisphere in accordance with Article 13.

(b)                    Safety Issues.   Emisphere shall provide to Novartis within 48 hours of first receipt, any information concerning the safety profile of any of the Programme Carriers which may indicate a risk to patients. This shall include any adverse event reports suspected to be related to the Programme Carrier used in connection with any other active substance. In such an instance, Emisphere shall endeavor to promptly obtain any additional supporting information reasonably requested by Novartis.

ARTICLE 5  MANUFACTURE AND SUPPLY

5.1          Manufacture and Supply of Product.

(a)

The Compound, Programme Carriers and Product will be manufactured by Novartis or a Third Party manufacturer of Novartis’ sole choice, the selection of which shall not be unreasonably withheld by Emisphere unless Emisphere can reasonably demonstrate that the selected Third Party manufacturer is considered a technological competitor of Emisphere and Emisphere would suffer commercially from such selection for such reason alone. Emisphere may raise objection to a maximum of one Third Party manufacturer as proposed by Novartis.

(b)

Any chemical (not including the Commercial Carrier) or formulation components required by Novartis for its own manufacture of the Product, Programme Carriers or Compound for the purposes of this Agreement shall be procured by Novartis at its own expense.  Novartis shall ensure that supplies of the Product(s) are produced as diligently as any of its products of similar commercial importance.  Novartis shall be responsible for the packaging, labeling, distribution and sale of the Product. The manufacture and distribution of supplies of Product for use in clinical studies or as samples in a country shall be carried out in the same manner.  Novartis shall have the right to manufacture any Programme Carrier during Development and Commercialization.

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

22.

(c)

From the fifth anniversary of the Launch of the Product, Emisphere may itself manufacture up to a maximum of *** of Novartis’ needs for the Commercial Carrier only if Emisphere is able to produce the Commercial Carrier to the same standards of quality and consistency as Novartis and at a cost acceptable to Novartis.  If Emisphere quotes a verifiable price that is *** of the Novartis Fully Burdened Manufacturing Cost with the same standard of quality and consistency as Novartis, then Emisphere shall be permitted to manufacture up to *** of the Novartis Commercial Carrier needs.

5.2          Quality Assurance.

Novartis shall ensure that all supplies of the Compound and the Commercial Carrier used in the manufacture of the Product meet all applicable specifications and GMP standards, and that it has complied with all proper quality assurance and quality control procedures.  Novartis and any Third Party manufacturer or supplier acting on its behalf shall retain batch data records and quality control certificates for each batch of the Compound, the Commercial Carrier or the Product, as applicable, and such records shall be retained for the longest period required by applicable law.  All such manufacturing facilities, including those of Third Parties, must comply with all applicable Laws, including without limitation local health, safety and environmental Laws and regulations.

ARTICLE 6  PAYMENT

6.1          Payments.

(a)                    Responsibilities of the Parties.  As part of the Programme as presented by Novartis to the Steering Committee and in the event that Novartis invites Emisphere to participate in the Programme and Emisphere accepts, Novartis shall define the number of FTEs of Emisphere (“Emisphere FTEs”) for Emisphere to complete Emisphere’s obligations pursuant to the Programme according to a set time schedule, provided that Emisphere shall not be required to dedicate more Emisphere FTEs to the Programme than Novartis agrees to fund, and Emisphere shall dedicate the FTEs funded to the Programme.  For the avoidance of doubt, scientific work on or directly related to the Programme to be performed by Emisphere shall consist of experimental laboratory work, recording and writing up results, reviewing literature and references, holding scientific discussions, managing and leading scientific staff, and carrying out Programme management duties or such other activities as may be appropriate to the conduct of the Programme.  Novartis shall pay to Emisphere on a quarterly basis the FTE

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

23.

Rate  per Emisphere FTE required by the Programme within thirty (30) Business Days of the receipt of an invoice from Emisphere for such amount as agreed by Novartis.  Emisphere will only invoice Novartis upon the start of the work under the Programme and once every three (3) months thereafter.

(b)                    Payment of Development Costs.  Commencing from the date of payment of the Development Commencement Fee and within thirty (30) Business Days following the end of each calendar quarter during the Term, Emisphere shall deliver to Novartis a written report (each, a “Development Costs Report”) setting forth in detail with supporting documentation the Development Costs incurred by Emisphere (or its Affiliates) in such calendar quarter and any Development Costs incurred by Emisphere in a previous calendar quarter which were not previously included and accounted for in a prior Development Costs Report, each subject to reasonable verification and approval by Novartis (such approval not to be unreasonably withheld. In the event that Novartis in good faith does not approve such Development Costs, the Parties shall negotiate in good faith the amount to be paid by Novartis.  All amounts payable by Novartis shall be payable within thirty (30) Business Days of receipt by Novartis of an invoice for the amount as agreed by the Parties.

(c)                    All payments by Novartis under this Article 6.1 will be made pursuant to the receipt of an invoice from Emisphere in the form attached as Annex C.

(d)                    Novartis shall provide Emisphere with written notice of the achievement of each of the milestone events listed below promptly (and in any event within ten (10) Business Days) following such achievement.  In consideration of the grant of the License, Novartis shall make the following payments on the achievement of the milestone events listed below, where “Initiation” is defined as the first dose given to the first subject or patient, within thirty (30) days of the receipt by Novartis of the invoice from Emisphere:

1	Development Commencement Fee	US $***

2	Upon ***	US $***

3	Upon ***	US $***

4	***	US $***

5	***	US $***

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

24.

Should Novartis not be required to *** shall be deemed to have been achieved and shall be paid to Emisphere at the time of the Acceptance of Approval Application for Regulatory Approval in the United States or *** of the Major Market Countries other than the United States.  If Milestones 2 and 3 have been paid, no further payments shall be made pursuant to Milestones 2 and 3 with respect to the remaining Major Market Countries should *** be required in such countries.

(e)                    All amounts payable pursuant to Article 6.1(d) above shall be payable only once and if paid by Novartis in respect of the Lead Carrier shall be creditable against payments due in respect of a Back-up Carrier.

(f)                    Royalties.  Royalties will be paid to Emisphere on a quarterly basis  within thirty (30) Business Days of the receipt by Novartis of an invoice from Emisphere based on the reports of the annual Net Sales of Product (as provided pursuant to article 6.1(g) below) and will be calculated according to the following.  Rates apply to each increment of Net Sales in a given year and are cumulative throughout the Territory.  Royalty payments under this Article shall be payable on a Product-by-Product and country-by-country basis until the later of: *** after the date of Launch of such Product in such country, and (b) the expiration of the last to expire of the Emisphere Patents claiming the manufacture, use, sale, offer for sale or import of such Product in such country.

Annual Net Sales of Product(s)	Royalty Rate

US ***	***

US ***	***

Above ***	***

The above royalty rates shall be *** on a country-by-country basis in the event that all of the Emisphere Patents  in such country are deemed invalid, or at the Launch of a generic product. For the avoidance of doubt, all royalty amounts payable by Novartis to Emisphere shall be net of Litigation Expenses. In the event that the Litigation Expenses in a quarter exceed the amounts payable by Novartis in royalties for that quarter, such excess shall be carried forward by Novartis to the next quarter and deducted from royalties payable by Novartis for that quarter,

(g)                    Reporting of Net Sales.  Novartis shall provide to Emisphere quarterly reports detailing its Net Sales (and adjustments thereto) with respect to the Product.

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

25.

(h)                    Currency Denomination.  With respect to amounts invoiced in United States Dollars, all such amounts shall be expressed in United States Dollars.  With respect to amounts invoiced in a currency other than United States Dollars, all such amounts shall be expressed both in the currency in which the amount was invoiced and in the United States Dollar equivalent.  The United States Dollar equivalent shall be calculated using Novartis’ then-current standard exchange rate methodology applied in its external reporting for the conversion of foreign currency sales into United States Dollars.

(i)                    Royalty Deductions. Anti-stacking provisions will not apply to the calculation of royalties as noted above, unless it is necessary or useful for Novartis to acquire a royalty-bearing license from a Third Party to patented intellectual property of such Third Party, in order to use the Emisphere Technology.  In such event, Novartis may deduct from the royalties payable to Emisphere pursuant to Article 6.1(f) above no more than *** of such royalties payable to such Third Party, however the royalty payable to Emisphere shall not be lower than *** of the amounts as outlined in the table in Article 6.1(f).

ARTICLE 7  BOOKS, RECORDS AND INSPECTIONS; AUDITS AND ADJUSTMENTS

7.1          Books and Records.

Each Party shall, and shall cause each of its respective Affiliates to, keep proper books of record and account in which full, true and correct entries (in conformity with the Accounting Standards and all requirements of Law) shall be made of all dealings and transactions in relation to this Agreement.  The Parties shall keep complete, true and accurate books and records in accordance with the defined. The Parties will keep such books and records for at least three (3) years following the end of the calendar quarter to which they pertain.  Such books of accounts shall be kept at their principal place of business.

7.2          Audit.

Each Party shall, and shall cause each of its respective Affiliates to, permit independent auditors, to visit and inspect, during regular business hours and under the guidance of officers of the Party being inspected, and to examine the books of account of such Party or such Affiliate and discuss the affairs, finances and accounts of such Party or such Affiliate with, and be advised as to the same by, its and their officers and independent accountants.  In addition each Party shall comply (and shall ensure that all Third Party suppliers comply) with current Good Laboratory Practices, Good Clinical Practices and Good Manufacturing Practices as required by Governmental Authorities in the Territory and shall make (and shall ensure that all Third Party suppliers make) all facilities, books and records available to audit by the other Party or Regulatory Authorities.

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

26.

7.3          Audit Rights.

(a)                    For the purpose of the audit rights described herein, the individual Party subject to an audit in any given year will be referred to as the “Auditee” and the other Party who has certain and respective rights to audit the books and records of the Auditee pursuant to this Article 7.3 will be referred to as the “Audit Rights Holder” .

(b)                    Each Party may, upon request and at its expense (except as provided for herein), cause an internationally-recognized independent  accounting firm selected by it (except one to whom the Auditee has some reasonable objection) (“Audit Team”) to audit the books and records of the other Party during ordinary business hours the correctness of any payment made or required to be made to or by such Party, and any report underlying such payment (or lack thereof), pursuant to the terms of this Agreement.  The Audit Team shall execute an appropriate and customary confidentiality agreement with the Auditee.

(c)                    In respect of each audit of an Auditee’s books and records, the Audit Rights Holder must exercise its audit right such that all of the following conditions are met: (i) each Auditee is audited only once per year by  a single Audit Team  appointed by the Audit Rights Holder, (ii) no records for any given year for an Auditee may be audited more than once and (iii) an Audit Rights Holder shall only be entitled to audit books and records of the Auditee from the *** calendar years prior to the calendar year in which the audit request is made.

(d)                    In order to initiate an audit for a particular calendar year, an Audit Right Holder must provide written notice to the Auditee.  The Audit Rights Holder exercising its audit rights shall provide the Auditee with notice of one or more proposed dates of the audit not less than forty-five (45) days prior to the first proposed date.  The Auditee will reasonably accommodate the scheduling of such audit.  The Auditee shall provide such audit team with full and complete access to the applicable books and records and otherwise reasonably co-operate with such audit.

(e)                    The audit report and basis for any determination by an Audit Team under this Article 7.3 shall be made available for review and comment by the Auditee, and the Auditee shall have the right, at its expense, to request a further determination by such Audit Team as to matters which the Auditee disputes (to be completed no more than thirty (30) days after the first determination is provided to such Auditee and to be limited to the disputed matters).  If the Parties disagree as to such further determination, the Audit Right Holder and the Auditee shall

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

27.

mutually select an internationally-recognized independent accounting firm that shall make a final determination as to the remaining matters in dispute that shall be binding upon the Parties.  Such accountants shall not disclose to the Audit Rights Holder any information relating to the business of the Auditee except that which should properly have been contained in any report required hereunder or otherwise required to be disclosed to it to the extent necessary to verify the payments required to be made pursuant to the terms of this Agreement.

(f)                    If the audit shows any under-reporting or underpayment, or overcharging by any Party, that under-reporting, underpayment or overcharging shall be reported to the Steering Committee and the underpaying or overcharging Party shall remit such underpayment or reimburse such overcompensation (together with interest as provided below with respect to any underpayment or overcharge) to the underpaid or overcharged Party(s) within 15 days of receiving the audit report.  Further, if the audit for an annual period shows an under-reporting or underpayment or an overcharge by any Party for that period of (i) in excess of *** of the amounts properly determined, the underpaying or overcharging Party, as the case may be, shall reimburse the applicable underpaid or overcharged Audit Rights Holder conducting the audit for its respective audit fees and reasonable out-of-pocket expenses in connection with said audit, which reimbursement shall be made within fifteen (15) days of receiving appropriate invoices and other support for such audit-related costs.

ARTICLE 8 INTELLECTUAL PROPERTY

8.1          Ownership of Intellectual Property

(a)                    All Inventions by Novartis, whether or not patentable, that are (i) generated, identified, discovered, created or made or reduced to practice solely by its Affiliates, employees and agents or others acting on its or their behalf (other than Emisphere) during the term in connection with Novartis’ activities under this Agreement or (ii) owned or controlled by Novartis or its Affiliates and that are necessary to use, research, develop, seek regulatory approval, manufacture or sell, including, without limitation, various chemical and physical forms, formulations, combinations, back-ups, modes of delivery and methods of use for the Carriers, Compound or Product developed pursuant to this Agreement (collectively, “Novartis Inventions”) and all Patents Rights claiming such Novartis Inventions shall be the property of Novartis, and Novartis shall be the sole owner of such Novartis Patents.

(b)                    Novartis will bear all expenses incurred in preparing, filing, prosecuting and maintaining all Novartis Patents.

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

28.

(c)                    All Inventions by Emisphere, whether or not patentable, that are (i) generated, identified, discovered, created or made or reduced to practice solely by its Affiliates, employees and agents or others acting on its or their behalf (other than Novartis) during the term in connection with Emisphere’s activities under this Agreement or (ii) owned or controlled by Emisphere or its Affiliates and that are necessary to use, research, develop, seek regulatory approval, manufacture or sell, including, without limitation, various chemical and physical forms, formulations, combinations, back-ups, modes of delivery and methods of use for the Carriers, developed pursuant to this Agreement (collectively, “Emisphere Inventions”) and all Patents Rights claiming such Emisphere Inventions shall be the property of Emisphere, and Emisphere shall be the sole owner of such Emisphere Patents.

(d)                    Emisphere will bear all expenses incurred in preparing, filing, prosecuting and maintaining the Emisphere Patents.

(e)                    In the event of inventions, discoveries and Joint Patent Rights and Know-How, information and the like (including, without limitation, data, discoveries, technical information, patents, patent applications, proprietary information, trade secrets and inventions) regarding the Carriers being conceived of, and reduced to practice, during the term of, and as result of this Agreement, jointly by employees or agents of Emisphere and employees or agents of Novartis, resulting from Development activities directed towards the Carriers and which are specifically related to the Formulations shall be jointly owned by the Parties (“Joint IP”), and each Party shall have a co-exclusive, worldwide, royalty-free, perpetual license under the interests of the other Party in such Joint IP to use such intellectual property and the Parties will decide at such point in time on the responsibility for filing, maintenance, defense and prosecution of such Joint Patent Rights. Inventorship and ownership of patents and patent applications shall be determined according to the patent Laws of the United States of America, 35 U.S.C. § 101 et seq. and the Parties shall agree on which Party shall be responsible for such Joint IP (the “Controlling Party”).  The Controlling Party provided it agrees to do so, shall undertake such filings, prosecutions and maintenance and the Parties shall share equally all reasonable out of pocket expenses and legal fees.  The Controlling Party shall have the following obligations with respect to the filing, prosecution and maintenance of patent applications and patents on any such Joint IP:

          (i)  the Controlling Party shall permit the non-Controlling Party or Parties to review and comment at least two weeks prior to the filing of any priority patent application by the Controlling Party;

          (ii)  the Controlling Party shall notify the non-Controlling Party within 30 days after the filing of a patent application by the Controlling Party;

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

29.

          (iii)  the Controlling Party shall notify the non-Controlling Party or Parties within nine (9) months from the filing of the priority application whether and in which countries it intends to file convention applications;

          (iv)  the Controlling Party shall provide the non-Controlling Party promptly with copies of all communications received from or filed in patent offices with respect to such filings; and

          (v)  the Controlling Party shall provide the non-Controlling Party, a reasonable time prior to taking or failing to take action that would affect the scope or validity of rights under any patent applications or patents (including but not limited to substantially narrowing or canceling any claim without reserving the right to file a continuing or divisional application, abandoning any patent or not filing or perfecting the filing of any patent application in any country), with notice of such proposed action or inaction so that the non-Controlling Party has a reasonable opportunity to review and make comments, and take such actions as may be appropriate in the circumstances.  In the event that the Controlling Party materially breaches the foregoing obligations and such breach is not cured within thirty (30) days of a written notice from the non-Controlling Party to the Controlling Party describing such breach, or in the event that the Controlling Party fails to undertake the filing of a patent application within ninety (90) days of a written request by the non-Controlling Party to do so the non-Controlling Party may assume the Controlling Party’s responsibility for filing, prosecution and maintenance of any such patent application or patent at the non-Controlling Party’s sole expense, and will thereafter be deemed the Controlling Party for purposes hereof.  Notwithstanding the foregoing, either Party may withdraw from or abandon any jointly-owned patent application or patent hereunder on thirty (30) days prior notice to the other Party providing a free-of-charge option to assume the prosecution or maintenance thereof at its sole expense.

(f)                    In the event that Emisphere obtains  Patent Rights on either

(A) an impurity arising from work conducted by Novartis pursuant to Article 3.5 of which ownership of such impurity has been assigned to Emisphere by Novartis, or

(B) a process or polymorph arising from work conducted by Novartis pursuant to Article 3.6 of which ownership of such process or polymorph has been assigned to Emisphere by Novartis,

then Emisphere shall grant to Novartis a royalty-free non-exclusive irrevocable perpetual license to use, manufacture, develop, commercialize (or have such activities done for it) such Patent Rights in respect of compounds or products which are the subject of this or other agreements between Novartis and Emisphere. In the event that Emisphere receives royalties on net sales of a product relying upon such patent(s), then in consideration of the assignment, Emisphere shall pay to Novartis a royalty of *** of money received by Emisphere with respect to each product, the, manufacture, use or sale of which is claimed by such Patent Right(s).

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

30.

(g)                    Emisphere grants to Novartis the right of last negotiation for the assignment or acquisition of the Programme or Commercial Carriers in the event that during the term of this Agreement, Emisphere elects to assign or otherwise dispose of its Programme or Commercial Carriers solely.

(h)                    Novartis shall not use the Emisphere Technology for any purpose other than i) with Compound as expressly permitted by this Agreement and (ii) with salmon calcitonin as expressly permitted by valid, separate written agreements between the Parties or (iii) pursuant to any other written agreements that may be entered into by the Parties.  For the avoidance of doubt nothing herein shall prevent employees or agents of Novartis from carrying out Independent Research and commercializing the results thereof, without any payment to Emisphere provided that Novartis is not granted any license under Emisphere Technology or any other intellectual property rights of Emisphere covering such Independent Research or the results thereof, and Emisphere shall be under no obligation to grant any such license.

8.2          Prosecution and Maintenance of Patent Rights

(a)                    As of the Effective Date, each Party shall be responsible, at its own expense, for diligently taking all steps necessary to file, prosecute, maintain and extend its own Patent Rights.

(b)                    Emisphere shall provide Novartis with copies of all of the documents and communications between Emisphere or Emisphere’s agents and the appropriate patent offices which are in Emisphere’s patent files directly relating to the Emisphere Patent Rights.  Emisphere shall supply Novartis with copies of other documents relating to the Emisphere Patent Rights which may be in Emisphere’s possession.

(c)                    Emisphere agrees that it shall not abandon or narrow the claims of any Emisphere Patent Rights so that they no longer cover the Programme Carriers, their use or manufacture, in any country unless it has received written consent to do so from Novartis or unless any such Patents have been finally rejected and Novartis reasonably sees no prospect of overcoming such rejection at reasonable cost.

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

31.

8.3          Enforcement of Patent Rights

(a)                    Third Party Infringement.  If either Party becomes aware of any activity that such Party believes represents an infringement of the claims of the Emisphere Patent Rights relating to the Carriers or any Joint Patent, the Party obtaining such knowledge shall promptly advise the other of all relevant facts and circumstances pertaining to the potential infringement. Novartis and Emisphere shall thereafter consult and co-operate fully to determine a course of action, including but not limited to, the commencement of legal action to terminate any infringement of the Emisphere Patent Rights pursuant to the following.

(b)                    Emisphere shall have the first right, but no obligation, to initiate and prosecute such legal proceedings, at its own expense and in the name of Emisphere, and to control the defense of any declaratory judgment action relating to the Emisphere Patent Rights; provided, however, that no settlement shall be entered into by Emisphere without the written consent of Novartis if such settlement would materially affect Novartis’ interests.  Emisphere shall co-operate with Novartis in such effort, including being joined as a Party to such action if necessary.  In deciding whether to pursue, and in the pursuit of such defense Novartis will use Commercially Reasonable Efforts.

(c)                    If Emisphere which is entitled to firstly pursue the defense, does not succeed, within ninety (90) days after receiving notice from Novartis of a potential infringement of the claims of Emisphere Patent Rights relating to the Programme Carriers or within sixty (60) days after providing Novartis with notice of such infringement, either in terminating such infringement or, in instituting an action to prevent continuation thereof, or if Emisphere notifies Novartis that it does not plan to defend against or terminate the infringement or to institute any such action, then Novartis shall have the right to do so at Novartis’ own cost and expense.  In such case, Emisphere shall reasonably co-operate with Novartis in such effort, including being joined as a Party to such action if necessary.

(d)                    In addition, each Party shall have the right to join in any action against infringement brought in accordance with this Article 8 if necessary in order to assert the damages incurred by such Party as a result of the alleged infringement, provided, that, (i) the foregoing shall not limit or restrict in any way the rights of the Party controlling such action as determined in accordance with this Article from exercising such control in its discretion, (ii) notwithstanding the foregoing, any monetary recovery in connection with such infringement action shall be allocated in accordance with Article 8.5, (iii) in the event Novartis joins Emisphere in the defence of an infringement action with respect to an Emisphere Patent Right, Novartis may elect to participate up to *** of the total Out of Pocket Costs and expense of Emisphere and Novartis shall consequently share to the same proportion in any award.

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

32.

(e)                    The costs and expenses (including attorneys’ fees) of any action against an infringement brought in accordance with this Section shall be borne by the Party controlling the infringement action, unless stated otherwise in this Article 8.

8.4          Updating.  Each Party shall keep the other reasonably informed of developments in any action or proceeding relating to the potential infringement of the claims of a Patent Right relating to the Lead Carrier, the Commercial Carrier or the Back-Up Carrier including, to the extent permissible by law, the state of any settlement negotiations and the terms of any offer related thereto.

8.5          Damage Award or Settlement Payments.  Any damage award or settlement payments made in connection with any action relating to infringement of Emisphere Patent Rights, whether obtained by judgment, settlement or otherwise shall be allocated between the Parties on a pro rata basis with each Party receiving a proportion based on their participation of such defense as determined according to Article 8.3 above.

8.6          Defense and Settlement of Third Party Claims.

(a)                    If a Third Party asserts that a patent, trademark or other intellectual properties owned by it is infringed by the importation, manufacture, use or sale of the Lead Carrier, the Commercial Carrier or the Back-Up Carrier or if either Party learns of a claim or assertion that the development, manufacture, use, marketing, promotion, importation, exportation, offer for sale, sale or distribution of the Lead Carrier, the Commercial Carrier or the Back-Up Carrier infringes or otherwise violates the intellectual property rights of any Third Party, then such Party will promptly notify the other Party in writing. Novartis has the right, if it so wishes, to be solely responsible for defending against any such assertions and controlling any related litigation at its own cost and expense.  Novartis will have the first right, but not the obligation, to defend against any such claim at its own expense.  If Novartis does not assume control of such defense, then Emisphere will have the right to control such defense at its own expense.  In any event, the Party not controlling such defense will have the right to be represented in any such action at its own expense.  The Party controlling such defense shall keep the other Party advised of the status of such action and shall consider recommendations made by the other Party in respect thereto.  The Party not controlling such defense will assist and cooperate in any such infringement litigation at the defending Party’s reasonable request.  If the Party controlling such defense is not the Party against whom such action was originally brought, then the Party controlling such defense will not agree to the settlement of any such action without the prior written consent of the other Party.

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

33.

(b)                    If Novartis conducts the defense, Novartis will use Commercially Reasonable Efforts as to how and whether to defend against such charge of infringement.

(c)                    Such application and deduction shall not apply to infringement caused by Novartis’ use of its name, trade name, logo or Novartis Patent Rights or Novartis Know-How.

8.7          Licenses from Third Parties.  Each Party shall use commercially reasonable efforts to ensure that any licenses or other rights obtained from Third Parties existing as of the Effective Date and necessary or material to the manufacture, Development, promotion or sale of Products may be licensed or sublicensed to the other Party under the licenses granted in Article 2.1 and to each Party’s Affiliates or Third Parties engaged to manufacture, Develop, promote or sell Products or Product Improvements to the extent necessary hereunder.  During the Term, the Parties agree to coordinate as reasonably necessary to determine the necessity and availability of any new material Third Party licenses related to the manufacture, Development, promotion or sale of Products or Product Improvements. The Parties shall share equitably in the costs associated with obtaining and maintaining any such approved licenses.

ARTICLE 9  REPRESENTATIONS AND WARRANTIES

9.1          Due Incorporation.  Each of the Parties hereto hereby represents and warrants to the other that it is duly incorporated under the relevant Laws of incorporation and each has full corporate authority to enter into and to perform its obligations under this Agreement.

9.2          Due Authorization.  Each of the Parties hereto hereby represents and warrants to the other that this Agreement has been fully authorized, executed and delivered by it and it has full legal right, power and authority to enter into and perform this Agreement, which constitutes a valid and binding agreement between the Parties and that it does not conflict with or result in a breach of the terms of any agreement to which such Party is a party.

9.3          Emisphere Representations and Warranties

       Emisphere warrants and represents as of the Effective Date that to the best of its knowledge that;

       (a)    other than the litigation of which Novartis has been made aware of by Emisphere as of the Effective Date and in respect of *** that Emisphere is not engaged in any litigation or arbitration, or in any dispute or controversy reasonably likely to lead to litigation, arbitration or other proceeding, which would materially affect the validity of this Agreement or such Party’s ability to fulfill its respective obligations under this Agreement;

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

34.

       (b)    it Controls the entire right, title and interest in the Emisphere Patents and Emisphere Know-How, free and clear of all material charges, encumbrances, restrictions, liens, disputes, options, royalty obligations, proceedings or claims relating to, affecting, or limiting its rights or the rights of Novartis to Emisphere Patents or Emisphere Know-How under this Agreement;

       (c)    the execution, delivery and performance of this Agreement by Emisphere does not violate any material law, regulation, orders, judgments or decrees of any court, governmental body or administrative or other agency having authority over it nor any other material agreement or arrangement, whether written or oral, by which it is bound;

       (d)    this Agreement is its legal, valid and binding obligation, enforceable in accordance with the terms and conditions hereof (subject to applicable Laws of bankruptcy and moratorium);

       (e)    the rights granted to Novartis and its Affiliates hereunder do not conflict with rights granted by Emisphere to any Third Party;

       (f)    other than the litigation referred to in Article 9.3(a), neither Emisphere nor any of its Affiliates has received any notice concerning the institution or possible institution of any interference, reexamination, reissue, revocation or nullification involving any Emisphere Patents or any administrative proceeding challenging the validity of any Emisphere Patents;

       (g)    adverse event reporting has shown that there is no material serious adverse effect relating to the Emisphere Technology based on the data available at the execution of the Agreement preventing its use in humans;

       (h)    so far as Emisphere is aware, Emisphere Technology does not infringe the patent rights or other intellectual property rights of any Third Party and no Third Party has taken any action with respect to that Product that infringes Emisphere Technology;

       (i)    no representation or warranty made in this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not false or misleading;

       (j)    it owns or has all necessary licenses or rights within its jurisdiction for the Territory to the subject matter claimed by the Emisphere Patents, and so far as it is aware that there are no issued Third Party patents in the Territory having a valid claim directed to the Carriers, or the manufacture or use of the Carriers, which would restrict or prevent Novartis’ ability to make, use and sell the Product;

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

35.

9.4          DISCLAIMER.  EXCEPT AS EXPRESSLY SET FORTH HEREIN, NO PARTY MAKES ANY EXPRESS OR IMPLIED WARRANTIES, STATUTORY OR OTHERWISE, CONCERNING THE VALUE, ADEQUACY, FREEDOM FROM INRINGEMENT OF THIRD PARTY PATENTS, FREEDOM FROM FAULT OF, OTHER QUALITY, EFFICIENCY, STABILITY, CHARACTERISTICS OR USEFULNESS OF, OR MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF, ANY PRODUCT.

ARTICLE 10 TERMINATION

10.1          Term.  The Agreement shall be effective from the Effective Date and expire pursuant to Article 10.2 below, unless sooner terminated as permitted herein.  This Agreement may not be terminated except as specifically provided in this Agreement.

10.2          Expiration.  The Term of this Agreement shall expire upon the expiration of all royalty payment obligations pursuant to Article 6.1(f). In the event of expiration of the Agreement, Novartis shall have an irrevocable, perpetual, non-exclusive royalty-free fully paid license under Emisphere Technology to Develop, have developed, Commercialize, have Commercialized make, have made, use or have used Products.

10.3          Termination.

        (a)    Novartis may terminate this Agreement at any time immediately in its sole discretion within sixty (60) calendar days of the fully-analyzed results of preclinical safety studies or Clinical Trial results becoming available to the Parties if in Novartis’ sole judgment, the results from such trial do not warrant further Development by Novartis. This sixty (60) day period will be suspended if Novartis determines in its sole discretion that further clinical or non-clinical trials are required, in which case Novartis will be obligated to perform such further trials.  In such case, Novartis will have a further 90 days following the availability to the Parties of the fully analysed results in respect of such further trials to inform Emisphere of its decision to terminate this Agreement;

        (b)    This Agreement may be terminated at any time on mutual written agreement between the Parties.

        (c)    This Agreement may be terminated pursuant to Article 3.3(c).

        (d)    Novartis may terminate this Agreement pursuant to a decision of Novartis senior management to terminate this Agreement, at any time with respect to the Compound or Products upon provision of ninety (90) calendar days prior written notice.

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

36.

        (e)    Emisphere may terminate this Agreement, in the event that  Novartis has not used Commercially Reasonable Efforts to Develop and Commercialize Products (other than as a result of a material safety, efficacy, regulatory, manufacturing, legal or medical issue or technical or commercial reasons beyond the reasonable control of Novartis) and provides Novartis with written notice thereof, and Novartis fails to reasonably demonstrate, within ninety (90) days of such written notice from Emisphere, that Novartis is or has begun using such Commercially Reasonable Efforts; provided, that prior to such termination, at the request of either Emisphere or Novartis, representatives of Novartis and Emisphere will meet to discuss the status of Novartis’ efforts with respect to the Compound and Products.  In the event that the Parties are unable to agree on whether Novartis has been exercising its Commercially Reasonable Efforts within the time schedule allowed, the Parties shall take the matter resolve the matter in accordance with article 12 of this Agreement.

10.4          Either Party shall have the right to terminate upon ninety (90) days written notice if the other Party commits a material breach of this Agreement that is material to the transactions contemplated by this Agreement taken as a whole.  Any such notice of breach shall set forth the details of the alleged breach and the breaching Party shall have the opportunity to cure the breach during the ninety (90) days notice period, or with respect to matters not capable of being cured with ninety (90) days, to initiate steps reasonably expected to cure the breach during such ninety (90) days period. The non-breaching Party may terminate the Agreement forthwith in the event that a material breach is incurable.

10.5          Either Party shall have the right to terminate this Agreement if, at any time,

                 (a)     the other Party shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of its assets, or

                 (b)     if the other Party proposes a written agreement of composition or extension of its debts, or

                 (c)     if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or

                 (d)     if the other Party shall propose or be a party to any dissolution or liquidation, or

                 (e)     if the other Party shall make an assignment for the benefit of creditors.

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

37.

10.6          Bankruptcy.

                 (a)     In the event that this Agreement is terminated or rejected by Emisphere or its receiver or trustee under applicable bankruptcy Laws due to Emisphere’s bankruptcy, then all rights and licenses granted under or pursuant to this Agreement by Emisphere to the Novartis are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code and any similar Laws in any other country in the Territory, licenses of rights to “intellectual property” as defined under Section 101(52) of the U.S. Bankruptcy Code.  The Parties agree that all intellectual property rights licensed hereunder, including, without limitation, any patents or patent applications in any country of a party covered by the license grants under this Agreement, are part of the “intellectual property” as defined under Section 101(52) of the Bankruptcy Code subject to the protections afforded the non-terminating Party under Section 365(n) of the Bankruptcy Code, and any similar law or regulation in any other country.

                 (b)     For the avoidance of doubt, in the event of Emisphere being subject to the operation of Section 365(n) of the U.S. Bankruptcy Code and any similar Laws in any other country in the Territory, Novartis shall have the right to continue to use the  Emisphere Technology as provided in this Agreement and under any agreements supplementary to this Agreement, access  Confidential Information of Emisphere and prosecute and maintain all Emisphere Patents and Product-Specific Emisphere Patents as necessary.

                 (c)     In the event that Emisphere is subject to the operation of Section 365(n) of the U.S. Bankruptcy Code and any similar Laws in any other country in the Territory then Emisphere shall grant to Novartis the right to commence action against Third Party infringers of the Emisphere Patents and Product-Specific Emisphere Patents  which Novartis may exercise in the event that Emisphere fails to commence such action within seven (7) Business Days of becoming aware of such a Third Party infringer of the Emisphere Patents and Product-Specific Emisphere Patents.

10.7          Announcement Regarding Termination.  If Novartis terminates this Agreement for reasons other than safety of the Carriers or technical problems specific to Emisphere Technology efficiency, then Emisphere may issue a press release stating that the termination was not due to the Emisphere Technology and such release may contain a statement from Novartis. The publication of such press release shall remain subject to Novartis review.

10.8          Change of Control.  Upon any occurrence of an Emisphere Change of Control, Novartis shall have the right to terminate this Agreement upon written notice to Emisphere given within 30 days of the first public announcement of such Emisphere Change of Control. In the event that Novartis does not exercise its right to terminate the Agreement pursuant to this Article, the Agreement may continue in force except that all reporting obligations of Novartis to Emisphere other than those in respect of Net Sales and Emisphere’s royalty entitlement shall terminate.

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

38.

10.9          Survival of Obligations.  Notwithstanding the expiration or earlier termination of this Agreement, neither Novartis nor Emisphere shall be relieved of any obligations incurred by such Party prior to such termination, and all other provisions which by their nature are intended to survive any such termination, shall survive and continue to be enforceable (including, without limitation, Articles 6.1(g), 6.1(h), 7, 8, 10.6, 10.7, 10.9, 10.10, 12, 13 and 14).  Upon any termination of this Agreement, Novartis and Emisphere shall, and shall ensure that their respective Affiliates, promptly return or destroy (subject to written certification of the latter) to the other Party all written Confidential Information, and all copies thereof, belonging to such other Party; provided that such Party may retain one (1) copy of the Confidential Information in a secure location for record-keeping purposes only.

10.10         Effect of Termination.

                  (a)     Notice of termination served by a Party upon the other Party shall be binding on the Parties’ Affiliates.

                 (b)     Survival of Liability.  Termination or expiration of this Agreement shall not relieve the Parties of any obligation accruing prior thereto and shall be without prejudice to the rights and remedies of a Party with respect to any antecedent breach of any of the provisions of this Agreement.

                 (c)     Return of Rights.  Notwithstanding the above,

                           (i)     Novartis shall upon early termination by Novartis pursuant to Article 10.3(a) or 10.3(d) or termination by Emisphere for unremedied material breach by Novartis pursuant to Article 10.4, promptly provide Emisphere, at Emisphere’s request with all Novartis data for the Programme or Commercial Carriers as is necessary for Emisphere to continue with Development and Commercialisation.

                           (ii)     Emisphere shall upon early termination by Novartis for unremedied material breach by Emisphere pursuant to Article 10.4, promptly provide Novartis, at Novartis’ request with all Emisphere data for the Programme or Commercial Carriers as is necessary for Novartis to continue with Development and Commercialization.

Effective upon termination for material breach as per this section, each Party shall, and it hereby does, grant to the other a non-exclusive, royalty-bearing license of *** with the right to sub-license under the granting Party’s interest in the Patent Rights, Know-how, Joint IP and Carrier Improvements to make, have made, use, sell, have sold, offer for sale or import Products.

                 (d)     Upon and after termination by Novartis or by failure of Novartis to send the Continuation Letter, Emisphere may continue to Develop and/or Commercialize the Product.  Should Novartis be in Control of Commercial Carrier manufacturing, then Emisphere shall be entitled to continue purchasing supplies of the Commercial or Lead Carrier, as the case may be, from Novartis for a period of ***

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

39.

                 (e)     In all other cases, both Parties and their respective Affiliates shall immediately cease their activities under this Agreement and shall pay all sums due and owing to one another and to Third Parties.

ARTICLE 11 INDEMNITY

11.1          Novartis shall indemnify, defend and hold harmless Emisphere, its affiliates, agents, directors, officers and employees from and against any loss, damage, action, proceeding, expense or liability (including attorney’s fees) (“Loss”) arising from or in connection with (i) the practice by Novartis of any license granted hereunder, (ii) the development, manufacture, use, handling, storage, sale or other disposition of any Product by Novartis, its Affiliates or sublicensees, (iii) Novartis’ gross negligence or willful misconduct, or (iv) the breach by Novartis of any warranty, representation, covenant or agreement made by Novartis in this Agreement, except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of any Emisphere Indemnitee or the breach by Emisphere of any warranty, representation, covenant or agreement made by Emisphere in this Agreement.

11.2          Emisphere shall indemnify, defend and hold harmless Novartis, its affiliates, agents directors, officers and employees from and against any Loss arising from or in connections with (i) the practice by Emisphere of any license granted hereunder, (ii) Emisphere’s failure to manufacture Commercial Carrier supplied to Novartis hereunder in accordance with applicable law and specifications, (iii) Emisphere’s gross negligence or willful misconduct, or (iv) the breach by Emisphere of any warranty, representation, covenant or agreement made by Emisphere in this Agreement, except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of any Novartis Indemnitee or the breach by Novartis of any warranty, representation, covenant or agreement made by Novartis in this Agreement.

11.3          In the event a party seeks indemnification under this Article, it shall inform the other party (the “Indemnifying Party”) of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim.

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

40.

11.4          Prior to initiation of any clinical activities, each Party agrees to obtain and maintain insurance, including product liability insurance with respect to its activities; such insurance shall be in the amount sufficient to meet all liabilities arising under this Agreement which are the responsibility of or caused by an act or omission of such Party and subject to such deductibles based upon standards prevailing in the industry at the time.

11.5          NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT AND UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OR LOSS OF PROFITS, WHETHER BASED ON CONTRACT OR TORT, OR ARISING UNDER APPLICABLE LAW OR OTHERWISE.

11.6          All claims for indemnification (“Indemnity Claims”) by any indemnified party with respect to this Agreement (the “Indemnified Party”) hereunder shall be asserted and resolved as set forth in this Article 11.  In the event that any written claim or demand for which a party (the “Indemnifying Party”) would be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall promptly, but in no event more than ten (10) days following such Indemnified Party’s receipt of such claim or demand, notify the Indemnifying Party of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (the “Claim Notice”).  All indemnity claims by any Indemnified Party which do not involve third party claims shall be communicated via a Claim Notice to the other party promptly following discovery of such claim. The failure to provide such notice will not affect any rights under this Agreement except to the extent that the Indemnifying Party is materially prejudiced by such failure.

11.7          The Indemnifying Party shall have twenty (20) days from the delivery or mailing of the Claim Notice (the “Notice Period”) to notify the Indemnified Party whether or not it desires to defend the Indemnified Party against such claim or demand.  An election to assume the defense of such claim or demand shall not be deemed to be an admission that the Indemnifying Party is liable to the Indemnified Party in respect of such claim or demand.  All costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party; provided, however, that the amount of such expenses shall be subject to the limitations set forth in this Article 11.

11.8          In the event that it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend or hold the Indemnified Party harmless from and against any third party claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including without limitation, attorney’s fees and court costs) incurred by the Indemnifying

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

41.

Party in its defense of the third party claim.  In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings.  If any Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense.

11.9          The Indemnified Party shall not settle a claim or demand without the consent of the Indemnifying Party, which shall not be unreasonably withheld.  The Indemnifying Party may settle any claim or demand for monetary damages; it being understood that the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any subsidiary or Affiliate thereof.

11.10        To the extent the Indemnifying Party shall control or participate in the defence or settlement of any Third Party claim or demand, the Indemnified Party will give the Indemnifying Party and its counsel access to, during normal business hours, the relevant business records and other documents, and shall permit them to consult with the employees and counsel of the Indemnified Party.  The Indemnified Party shall use its commercially reasonable efforts to assist in the defence of all such claims.

11.11        If the Indemnifying Party shall fail to undertake in a timely manner the defence of any Third-Party claim or it is reasonably determined that representation by the Indemnifying Party’s counsel of both the Indemnifying Party and the Indemnified Party may present a conflict of interest, the Indemnified Party shall have the right to undertake the defense or settlement thereof at the Indemnifying Party’s expense.  If the Indemnified Party assumes the defense of any such claim or proceeding pursuant to this Article 11.11 and proposes to settle such claim or proceeding prior to a final judgment thereon or to forgo any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party timely written notice and the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defence of such claim or proceeding.  No settlement that the Indemnifying Party is responsible for paying may be entered into without the approval of the Indemnifying Party.

11.12        Any notice of a claim by reason of any of the warranties contained in this Agreement shall state specifically the warranty with respect to which the claim is made, the facts giving rise to an alleged basis for the claim, and the amount of the liability asserted against the Indemnifying Party by reason of the claim.

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

42.

11.13          The Indemnifying Party shall not have liability with respect to any breach of any of its representations and warranties under this Agreement for any individual item where the Loss relating thereto is less than US$5,000.  The Indemnified Party shall take and shall cause its Affiliates to take all reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy a breach that gives rise to the Loss.

ARTICLE 12  DISPUTE RESOLUTION

12.1          Resolution of Disputes

(a)     The Parties agree that except as specified in Articles 12.2(f), 12.2(i) and 13.1(c) in no event shall any dispute, controversy or claim arising under this Agreement be the subject of private litigation between the Parties.

(b)     Disputes, controversies and claims related to matters within the powers and authority of the Steering Committee shall be resolved by the Parties in accordance with the procedures set forth in Article 3.2.  To the extent that a dispute, controversy or claim is related to compliance with the terms of this Agreement, or the validity, breach, termination or interpretation of this Agreement, such dispute, controversy or claim shall be resolved in accordance with Article 12.1(c).

(c)     Each Party shall have the right to refer any dispute, controversy or claim related to compliance with the terms of this Agreement, or the validity, breach, termination or interpretation of this Agreement, to the senior management within each Party for resolution.  The senior management shall have thirty (30) days in which to meet in good faith to resolve the dispute, controversy or claim.  In the event that the senior management of both Parties are unable to resolve the matter within such thirty (30) days, the dispute, controversy or claim, shall be promptly submitted to the to the Chief Executive Officer of Emisphere or its designee and the Global Head of Pharma Development of Novartis or its designee (together, the “Senior Officers”) for resolution.  In the event the Senior Officers are unable to resolve the dispute, controversy or claim within fifteen (15) days, such dispute, controversy or claim shall be resolved through binding arbitration pursuant to Article 12.2.

12.2          Arbitration

(a)     In the event that the Senior Officers are unable to resolve any dispute, controversy or claim between the Parties referred to them pursuant to Article 12.1(c) arising out of or in connection with compliance with this Agreement, or the validity, breach, termination or

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

43.

interpretation of this Agreement, the dispute, controversy or claim (other than a dispute, controversy or claim relating to patent scope, validity or infringement) shall, at the request of either Party be finally settled by binding arbitration in accordance with the then current Rules of Arbitration of the International Chamber of Commerce.

(b)     The arbitration panel shall consist of three (3) arbitrators, each of whom must have legal or business experience in pharmaceutical licensing matters.  The arbitrators are to be selected as follows: Novartis shall nominate one (1) such qualified arbitrator; Emisphere shall nominate one (1) such qualified arbitrator; and the two arbitrators so nominated shall nominate a third such qualified arbitrator, who shall be the presiding arbitrator, in each case subject to confirmation by the International Court of Arbitration of the International Chamber of Commerce (the “ICC Court”).  In the event either Novartis or Emisphere shall have failed to nominate a qualified arbitrator as provided above within fifteen (15) days after the other Party shall have nominated its arbitrator, or the two arbitrators so nominated shall fail to agree on a third arbitrator as provided above within thirty (30) days, the presiding arbitrator shall be appointed by the ICC Court.

(c)     The place of arbitration shall be New York and the language of the arbitration shall be English.

(d)     Except as otherwise provided in this Agreement, the arbitration procedure set forth in this Article 12.2 shall be the sole and exclusive means of settling or resolving any dispute referred to in this Article 12.2.

(e)     Within sixty (60) days after the third and presiding arbitrator has been confirmed by the ICC Court, the Parties shall exchange all documents in their respective possession that are relevant to the issues in dispute and not protected from disclosure by attorney-client privilege or other immunity.  Each Party shall also be permitted to take sworn oral deposition of individuals, such depositions to be scheduled by mutual agreement and concluded within forty-five (45) days after the exchange of documents described above.  At least fifteen (15) days prior to the first scheduled hearing date, the Parties shall identify the witnesses that they intend to present at the arbitration hearing and the documentation on which they intend to rely.  The Parties shall use their commercially reasonable efforts to conclude the arbitration hearings within ten (10) months following the confirmation of the third and presiding arbitrator.  The arbitrators shall issue their decision (including grounds and reasoning) in writing no later than sixty (60) days following the conclusion of the last arbitration hearing.

(f)     The award of the arbitrators shall be final and binding on the Parties and may be presented by either of the Parties for enforcement in any court of competent jurisdiction, and the Parties hereby consent to the jurisdiction of such court solely for purposes of enforcement of this arbitration agreement and any order or award entered therein.

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

44.

(g)     Each Party shall bear its own attorney’s fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators; provided, however, the arbitrators shall be authorized to determine whether a Party is the prevailing party, and if so, to award to that prevailing Party reimbursement for its reasonable attorneys’ fees, costs and disbursements and/or the fees and costs of the arbitrators.

(h)     Provided the Agreement has not terminated, the Parties covenant to continue the performance under the Agreement in accordance with the terms thereof, pending the final resolution of the dispute.

(i)     Notwithstanding the foregoing, either Party shall have the right to pursue an action in a court of competent jurisdiction to obtain injunctive or other equitable remedy.

ARTICLE 13 CONFIDENTIALITY

13.1          Confidentiality

(a)                    Each Party will maintain in strictest confidence, and will ensure that its Affiliates and its and their consultants, employees, agents and representatives maintain in strictest confidence, and not publish, use or disclose for any purpose other than as set forth in this Agreement, all proprietary and confidential information or materials possessed or developed which has been or is provided by each Party to the other and whether developed before or after the Effective Date (“Confidential Information”). For the avoidance of doubt, Confidential Information shall include, but not be limited to, information or materials on substances, formulations, technology, equipment, data, reports, know-how, sources for supply, patent position and business plans inventions, discoveries, improvements and methods, business plans, marketing techniques or plans, manufacturing and other plant designs, location of operations, and any other information regarding the business operations of a Party or in relation to Development, manufacture or Commercialization of any Product hereunder. Each Party agrees that it will not use for any purpose other than the completion of the Agreement, and will not publish, disseminate, or disclose, in any manner, to any person not subject to restrictions of confidentiality at least as strict as those contained within this Agreement, any Confidential Information, except that a Party may disclose any portion of the Confidential Information that: (i) that Party is legally required to disclose, (ii) that Party can demonstrate by competent evidence has entered or enters the public domain through no fault of that Party, (iii) that Party can demonstrate by competent evidence was already known by that Party before receipt from the

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

45.

disclosing Party, or is the result of Independent Research by that Party without breach of this Agreement, in either case as shown by contemporaneous written records, or (iv) that Party can demonstrate by competent evidence was received by that Party, without restriction on disclosure, from a Third Party under no confidentiality obligation to the other Party.

(b)                    Standard of Care.  Each party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information but in no event less than reasonable care.  Each Party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information.  Each Party shall ensure that any agent, consultant or representative shall only receive such Confidential Information under restrictions of confidentiality at least as strict as those contained within this Agreement.

(c)                    Injunctive Relief.  Each Party acknowledges that damages resulting from disclosure of the Confidential Information would be an inadequate remedy and that, notwithstanding the provisions of Article 12.1(a), in the event of any such disclosure or any indication of an intent to disclose such information, a Party (or its Affiliates) owning such information shall be entitled to seek, by way of private litigation, injunctive relief or other equitable relief in addition to any and all remedies available at law or in equity.

(d)                    Survival.  The provisions of this Article 13 will survive for *** years after the termination or expiration of this Agreement.

ARTICLE 14 MISCELLANEOUS

14.1          Public Disclosure.  The Parties agree that they may disclose publicly through press releases, upon signing this Agreement, the nature and scope of this Agreement in the form as mutually agreed by the Parties.  Thereafter, the Parties may make such public disclosures regarding this Agreement as are reasonably necessary to comply with Laws or regulations or for appropriate market disclosure, and based on the advice of external securities law counsel.  All press releases shall be approved in writing in advance by both Parties, except for such disclosures permitted pursuant to the preceding sentence, such approval not to be unreasonably withheld or delayed.  Upon the occurrence of significant events in the Programme or Development, Emisphere and Novartis may each issue their own press release in a form as agreed by the other Party, pursuant to the terms of Article 14.2 below.

14.2          Publications.  Each Party shall have the right to review and comment on any material proposed for disclosure or publication by the other Party, such as by oral presentation, manuscript or abstract, which utilizes data generated from the Programme and/or includes

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

46.

Confidential Information of a Party.  Before any such material is submitted for publication, the Party proposing publication shall deliver a complete copy to the reviewing Party at least *** days prior to submitting the material to a publisher or initiating any other disclosure.  Such reviewing Party shall review any such material and give its comments to the Party proposing publication within *** days of the delivery of such material to the reviewing Party.  With respect to oral presentation materials and abstracts, the reviewing Party shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to the Party proposing publication with appropriate comments, if any, but in no event later than *** days from the date of delivery to the reviewing Party.  The publishing Party shall comply with the reviewing Party’s request to delete references to the reviewing Party’s Confidential Information in any such material and agrees to delay any submission for publication or other public disclosure for a period of up to an additional *** days for the purpose of preparing and filing appropriate patent applications.

14.3          Amendment.  No amendment, waiver or consent to this Agreement shall be effective unless in writing and signed by both Parties hereto.

14.4          Assignment.

14.4.1

Subject to Article 10.8, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by Emisphere to a Party which is not an Affiliate of Emisphere without the prior written consent of Novartis; provided, however, that Emisphere may assign this Agreement and its rights and obligations hereunder without Novartis’ consent in connection with the transfer or sale of all or substantially all of the business of Emisphere to a Third Party, whether by merger, sale of stock, sale of assets or otherwise.  Any purported assignment in contravention of this Article 14.4.1 shall, at the option of Novartis, be null and void and of no effect.  No assignment shall release either Party from responsibility for the performance of any accrued obligation of such Party hereunder.  This Agreement shall be binding upon and enforceable against the successor to or any permitted assignees of Emisphere.

14.4.2

Subject to Article 10.8, Novartis shall consult with Emisphere prior to an assignment by it of the rights or obligations hereunder to a Party which is not an Affiliate of Novartis, however Novartis may assign this Agreement without the consent of Emisphere. Novartis shall give Emisphere written notice within five Business Days of such assignment.  No assignment shall release either Party from responsibility for the performance of any accrued obligation of such Party hereunder.  This Agreement shall be binding upon and enforceable against the successor to or any permitted assignees of Novartis.

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

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14.4.3

In the event that an Affiliate to which a Party has assigned any of its rights or obligations under this Agreement ceases to be an Affiliate of that Party, the Affiliate shall assign back to that Party all such rights and obligations prior to it ceasing to be an Affiliate.

14.5          Entire Agreement.  This Agreement (including the Annexes hereto) constitutes the entire agreement of the Parties with respect to the Compound and supersedes any and all prior negotiations, correspondence and understandings between the Parties with respect to the subject matter hereof, whether oral or in writing.  Notwithstanding the foregoing, the Prior Agreement shall remain in full force and effect in accordance with its terms.

14.6          Governing Law.  This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflicts of Laws principles thereof.

14.7          Notices.  All notices and other communications pursuant to this Agreement shall be in writing, shall be effective when received, and shall be deemed to have been received on the date of delivery if delivered personally; or on the second business day after the business day of deposit with Federal Express or other similar courier for overnight delivery, freight prepaid; in each such case, addressed as follows (until any such address is changed by notice duly given):

to Novartis:
Novartis Pharma AG
Lichtstrasse 35
CH-4056 Basel,
Switzerland
Attention: ***
Telecopy: 41 61 324 2100

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

48.

with copy to:
Novartis Pharma AG
Lichtstrasse 35
CH-4056 Basel,
Switzerland
Attention: ***
Telecopy: 41 61 324 2100

to Emisphere:
Emisphere Technologies, Inc.
765 Old Saw Mill River Road
Tarrytown, NY 10591
Attention: ***
Telecopy: (914) 347-2498

with copy to:
***
Proskauer Rose LLP
1585 Broadway,
New York, NY 10036
Telecopy: 212 969 2900

14.8          Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.9          Diligence.  Each Party will use Commercially Reasonable Efforts to conduct the tasks assigned to it hereunder.  Each Party, further, agrees to conduct such tasks as diligently as the Party conducts research and development for other projects of similar commercial potential and at similar stages of development.  Neither Party will be responsible for delays due to factors beyond its reasonable control.

14.10        No Agency.  It is understood and agreed that Emisphere and Novartis each shall have the status of independent contractors under this Agreement and that nothing in this Agreement shall be construed as authorization for either Party to act as agent for the other.  Members of the Steering Committee who are employees of Emisphere shall be and shall remain

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

49.

employees of Emisphere and Novartis shall not incur any liability for any act or failure to act by such employees.  Members of the Steering Committee who are employees of Novartis shall be and shall remain employees of Novartis and Emisphere shall not incur any liability for any act or failure to act by such employees.

14.11          Force Majeure.  Each Party hereto shall be relieved of its obligations hereunder to the extent that fulfillment of such obligations shall be prevented by acts beyond its reasonable control.

14.12          Titles.  The titles of the Articles of this Agreement are for general information and reference only, and this Agreement shall not be construed by reference to such titles.

14.13          Severability.  Each Party agrees that, should any provision of this Agreement be determined by a court of competent jurisdiction to violate or contravene any applicable law or policy, such provision will be severed or modified by the court to the extent necessary to comply with the applicable law or policy, and such modified provision and the remainder of the provisions hereof will continue in full force and effect.

14.14          Waiver.  Failure by either Party to enforce any rights under this Agreement shall not be construed as a waiver of such rights nor shall a waiver by either Party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

14.15          Third Party Beneficiaries.  This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it.

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

50.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the day and year first above written.

By:	/s/ ***

Name:	***
Title:	***

NOVARTIS PHARMA AG

By:	/s/ ***

Name:	***
Title:	***
Date:	September 22, 2004
Location:	Tarrytown, New York

By:	/s/ ***

Name:	***
Title:	***
Date:	17 September, 2004
Location:	Basel, Switzerland

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

51.

Annex A – The Programme

The Programme shall include but is not limited to the following activites

1	Assay Development
1.1	Revalidation of Elisa or RIA assay if needed
1.2	Cross validation of HPLC stability indicating assay if needed

2	Programme Carrier Preparation
2.1	Synthesis of needed Programme Carrier
2.2	Purification, post synthesis processing, process dev.
2.3	Analysis of materials, inventory processing, monitoring

3	Formulations Research
3.1	Determination of Programme Carrier stability

4	Programme Carrier-Compound Interaction Studies and Research
4.1	Internal research
4.2	External research

5	In Vivo Experiments
5.1	Rodent absorption studies* (dose prep. dosing, bleed, care)
5.2	Assaying samples* (Elisa or RIA , Bio effect, carrier in soln.)

* If needed

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

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Annex B

***

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

53.

***

*** - indicates material omitted pursuant to a Confidential Treatment Request and filed separately with the Securities and Exchange Commission.

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